                                                                     EXHIBIT 4.4

     SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") dated as of September 21, 2001, between IVC INDUSTRIES, INC., a Delaware corporation (the "Corporation"), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the "Rights Agent"). Capitalized terms used but not defined in this Amendment shall have the respective meanings attributed to such terms in the Rights Agreement dated as of May 15, 2001, and as amended by the First Amendment dated as of February 1, 2001 between the parties (the "Rights Agreement").

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, the parties acknowledge that the Rights Agreement is in full force and effect; and

     WHEREAS, the parties deem it necessary or desirable to amend the Rights Agreement as hereinafter provided.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Section 1(k) of the Rights Agreement is hereby deleted in its entirety and the following new Section 1(k) is inserted in lieu thereof:

     "(b) "Exempt Stockholder" shall mean at any time (i) any Person who or which, together with all Affiliates and Associates of such Person (which for the purpose of this definition shall exclude any Company Related Entity), as of the close of business on the day the Corporation publicly announces that the Board of Directors has adopted this Agreement (the "Announcement Date"), was the Beneficial Owner of more than 15 percent of the shares of Common Stock, (ii) any member of the Edell Family,
(iii) Andrew Pinkowski, and (iv) Inverness Medical Innovations, Inc., and its Affiliates and Associates ("Inverness") solely to the extent that Inverness may be deemed to be a Beneficial Owner as a result of its right to vote and exercise related rights with respect to the Company's capital stock pursuant to the certain stockholder voting agreements and irrevocable proxies made and entered into as of September 21, 2001 by and between Inverness and each of E. Joseph Edell, Beverly Edell, the Edell Family Partnership, and Ethel Edell, as Executrix for the Estate of Arthur Edell; provided, however, that any such Person, together with all Affiliates and Associates of such Person, shall not be an Exempt Stockholder if the number of shares of Common Stock Beneficially Owned by that Person, together with all Affiliates and Associates of such Person (other than as a result of a stock dividend, stock split or stock distribution by the Corporation), exceeds by more than one percent the number of shares of Common Stock Beneficially Owned by that Person, together with all Affiliates and Associates of such Person, as of the Announcement Date. Notwithstanding any provision herein in to the contrary, E. Joseph Edell is authorized to acquire up to 200,000 additional shares of Common Stock, and that the acquisition of such shares shall not result in E. Joseph Edell being deemed an Acquiring Person."

     2. This Amendment was authorized by the Corporation's Board of Directors at a meeting held on September 21, 2001.

     3. Except as specifically amended hereby, the Rights Agreement shall remain unaffected by this Amendment, and the remaining terms of the Rights Agreement are hereby reconfirmed.

     4. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                                        IVC INDUSTRIES, INC.
     Attest:

     By: /s/ Vita S. Ricci              By: /s/ E. Joseph Edell
        --------------------------         ---------------------------------
     Name:   Vita S. Ricci              Name:  E. Joseph Edell
     Title:  Executive Assistant       Title: Chief Executive Officer

                                        AMERICAN STOCK TRANSFER & TRUST COMPANY

     Attest:

     By: /s/ Wilbert Myles              By: /s/ Herbert J. Lemmer
        --------------------------         ---------------------------------
     Name:   Wilbert Myles              Name:  Herbert J. Lemmer
     Title:  Vice President             Title: Vice President